Exhibit 3.1.3

CERTIFICATE OF DESIGNATIONS OF THE

REDEEMABLE PREFERRED STOCK OF

STAKTEK HOLDINGS, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), Staktek Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate”), such Board of Directors, duly adopted a resolution, effective August 13, 2003, providing for the issuance of a series of up to Two Hundred and Fifty (250) shares of the Corporation’s Preferred Stock, $0.001 par value per share, to be designated the Redeemable Preferred Stock, and fixing the preferences, limitations and relative rights, including voting rights, thereof, which resolution is as follows:

REDEEMABLE PREFERRED STOCK

1. Designation; Ranking. A total of Two Hundred and Fifty (250) shares of the Corporation’s Preferred Stock shall be designated as Redeemable Preferred Stock (the “Redeemable Stock”).

2. Voting; Consents; Waivers; Amendment.

(a) Voting Generally. The holders of Redeemable Stock shall not be entitled to vote on any matters except to the extent otherwise required under the General Corporation Law of the State of Delaware; provided, however, that so long as shares of Redeemable Stock are outstanding, the Corporation shall not, without first having obtained the affirmative vote or written consent of the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock:

(i) effect any Extraordinary Transaction (as defined in Section 5(a)(ii));

(ii) effect a recapitalization or reorganization (whether by stock split, stock exchange, stock dividend, merger or otherwise) of the Corporation or any direct or indirect subsidiary in any form of transaction or series of related transactions or reclassify any of the equity securities of the Corporation or any direct or indirect subsidiary;

(iii) dissolve, liquidate, or wind up the operations of the Corporation (a “Liquidation Event”) or of any direct or indirect subsidiary of the Corporation;

(iv) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except for (1) the redemption of Redeemable Stock pursuant to and as provided in this Certificate, or (2) the redemption or repurchase of Common Stock issued pursuant to the Corporation’s 2003 Stock Option Plan;

(v) propose or adopt any amendment to this Certificate or Bylaws or permit the amendment of the organizational documents of any direct or indirect subsidiary or propose or adopt any certificate of designations, preferences or rights for another series of the Corporation’s or any direct or indirect subsidiary’s capital stock;

(vi) file any petition in bankruptcy or commence any insolvency, reorganization, or like proceeding;

(vii) declare or make dividend payments or other distributions on any class of the Corporation’s capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the payment thereof);

(viii) increase or decrease the authorized number of shares of capital stock of the Corporation or any direct or indirect subsidiary (other than by redemption of the Redeemable Stock);

(ix) authorize, create, designate or issue, or obligate itself or permit any direct or indirect subsidiary to authorize, create, designate, or issue any class or series of shares of capital stock or other rights (whether vested, unvested, contingent, or otherwise) to purchase or acquire any equity securities (whether by conversion, exchange, exercise, or otherwise) of the Corporation or any direct or indirect subsidiary thereof other than (i) shares of Corporation’s Common Stock representing in the aggregate not more than fifteen percent (15%) of the fully-diluted capital stock of the Corporation pursuant to the Corporation’s 2003 Stock Option Plan and (ii) the issuance by a subsidiary of shares of capital stock to the Corporation or a wholly-owned direct or indirect subsidiary thereof; or

(x) enter into any agreement, arrangement, undertaking, or commitment to take any of the foregoing steps or actions.

(b) Consent; Waiver; Amendment. A consent, waiver, or amendment in respect of any provision specified herein or the Corporation’s Certificate shall be null and void unless in writing and signed by the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock. Any consent, waiver, or amendment effected in accordance with this Section 2(b) shall be binding upon all holders of such securities.

3. Dividends. The holders of outstanding shares of Redeemable Stock shall be entitled to receive dividends on the Redeemable Stock in cash at the rate per annum of eight percent (8%) (the “Redeemable Dividends”). Such dividends will begin accruing on the date of issuance of the Redeemable Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Redeemable Dividends shall become due and payable with respect to any share of Redeemable Stock as provided in Section 4 and Section 5. So long as any shares of Redeemable Stock are outstanding and the Redeemable Dividends have not been paid in full: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made on any capital stock of the Corporation (other than the Redeemable Stock); and (B) no shares of capital stock of the Corporation (other than the Redeemable Stock) or any direct or indirect subsidiary shall be purchased, redeemed, or acquired (and no monies shall be paid into or set aside or made available for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except as permitted by Section 2(a)(iii).

4. Liquidation. Upon any Liquidation Event, each holder of Redeemable Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of any other capital stock, an amount in cash equal to the sum of (a) $172,500 per share of Redeemable Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations, and the like with respect to the Redeemable Stock), plus (b) any accumulated but unpaid dividends to which such holder of outstanding shares of Redeemable Stock is entitled pursuant to Sections 3 and 5(d) (the sum of clauses (a) and (b) being referred to herein as the “Redeemable Base Liquidation Amount”), plus (c) any interest accrued pursuant to Section 5(c) to which such holder of outstanding shares of Redeemable Stock is entitled, if any (the sum of clauses (a), (b) and (c) being referred to herein as the “Redeemable Liquidation Preference Amount”); provided, however, that if, upon any Liquidation Event the amounts payable with respect to the Redeemable Liquidation Preference Amount are not paid in full, the holders of the Redeemable Stock shall share ratably in all assets available for payment in proportion to the full respective Redeemable Liquidation Preference Amount to which they are entitled.

5. Redemption.

(a) Redemption Events.

(i) Lapse of Time. Any election by the holders of Redeemable Stock to exercise such holders’ right of redemption as provided below shall be effected by providing written notice to the Corporation, which shall set forth the date for such redemption that shall be at least ten (10) business days following the date of such notice. The election by the holders of more than fifty percent (50%) of the then outstanding shares of the Redeemable Stock to cause the Corporation to redeem the Redeemable Stock pursuant to this Section 5(a)(i) shall be deemed to have caused all holders to redeem their Redeemable Stock.

(A) At any time after the fourth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding of Redeemable Stock may require the Corporation to redeem up to thirty-three percent (33%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(B) At any time after the fifth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock may require the Corporation to redeem up to sixty-six percent (66%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(C) At any time after the sixth anniversary of the date of the initial issuance of shares of Redeemable Stock, the holder(s) of more than fifty percent (50%) of the then outstanding shares of Redeemable Stock may require the Corporation to redeem up to one hundred percent (100%) of the outstanding shares of Redeemable Stock held by such holder at such time.

(ii) Upon Extraordinary Transactions. The Corporation shall redeem all (and not less than all, other than pursuant to Section 5(c) below) of the outstanding shares of Redeemable Stock upon the occurrence of an Extraordinary Transaction (as defined below). The Corporation shall provide not less than ten (10) days prior written notice of any Extraordinary Transaction, which shall set the date for such redemption provided that in no event will such date be later than the date that is two (2) business days following such Extraordinary Transaction.

The following transactions shall be deemed “Extraordinary Transactions:”

(A) a firm commitment public offering of the Corporation’s securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”);

(B) the sale, lease, or other disposition of (whether in one transaction or a series of related transactions) all or substantially all of the assets or business of the Corporation and its direct or indirect subsidiaries;

(C) a merger or consolidation of the Corporation with or into another entity or any other transaction or series of related transactions in any such case in connection with or as a result of which the Corporation is not the surviving entity or after which the holders of the voting capital stock of the Corporation immediately prior to such transaction(s) hold less than fifty percent (50%) of the surviving, resulting or consolidated entity;

(D) any purchase by any party of shares of capital stock of the Corporation or any direct or indirect subsidiary of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such a party that did not beneficially own a majority of the voting power of the then outstanding shares of capital stock of the Corporation or the equity interests of such subsidiary, as applicable, immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; or

(E) the redemption or repurchase of shares representing a majority of the then outstanding shares of capital stock of the Corporation.

(b) Redemption Date; Redemption Price. Any date upon which a redemption is to occur in accordance with Section 5(a) shall be referred to as a “Redemption Date.” The redemption price for each share of Redeemable Stock redeemed pursuant to this Section 5 shall be the per share Redeemable Liquidation Preference Amount (the “Redemption Price”). The

aggregate Redemption Price in respect of shares of Redeemable Stock to be redeemed shall be payable in cash in immediately available funds on the Redemption Date. Until the aggregate Redemption Price has been paid in cash for all shares of Redeemable Stock to be redeemed as of the applicable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made on any capital stock of the Corporation (other than the Redeemable Stock); and (B) no shares of capital stock of the Corporation (other than the Redeemable Stock) or any direct or indirect subsidiary shall be purchased, redeemed, or acquired (and no monies shall be paid into or set aside or made available for a sinking fund or otherwise for the purchase, redemption, or acquisition thereof).

(c) Redemption Prohibited. If, at a Redemption Date, the Corporation is prohibited under the General Corporation Law of the State of Delaware from redeeming all shares of Redeemable Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware. The shares of Redeemable Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Certificate. In the event that the Corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section 5, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redeemable Base Liquidation Amount of such shares shall bear interest at the rate of three percent (3%) per quarter, with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest rate exceed the maximum permitted rate of interest under applicable law.

(d) Dividend After Redemption Date. From and after the date specified for redemption in the election notice as set forth in Section 5(a) or the closing of an Extraordinary Transaction, no shares of Redeemable Stock subject to redemption shall be entitled to any further dividends pursuant to Section 3 hereof; provided, however, that in the event that shares of Redeemable Stock are unable to be redeemed and continue to be outstanding in accordance with Section 5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections 3 and 5(c) until the date on which such shares are actually redeemed by the Corporation.

(e) Surrender of Certificates Upon receipt of the applicable Redemption Price by certified check or wire transfer, each holder of shares of Redeemable Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an Affidavit of Loss with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Stock, and each surrendered certificate shall be canceled and retired; provided, however, that if the holder has exercised its redemption right pursuant to Section 5(a)(i) or (ii), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Redeemable Stock not so redeemed.

6. No Impairment. The Corporation will not, by amendment hereof or of the Certificate or through any reorganization, recapitalizations, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of the herein and in the Certificate, and in the taking of all such actions as may be necessary or appropriate to protect the rights of the holders of Redeemable Stock against impairment.

7. Notice. In the event that the Corporation provides or is required to provide notice to any holder of Common Stock in accordance with the provisions of the Certificate and/or the Corporation’s bylaws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Stock.

8. No Reissuance of Redeemable Stock. No share or shares of Redeemable Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue.

Signature page follows.

IN WITNESS WHEREOF, Staktek Holdings, Inc. has caused this certificate to be duly executed by Joseph C. Aragona, its President, as of August 13, 2003.

Dated: August 13, 2003

/s/ Joseph C. Aragona

Joseph C. Aragona President

Signature Page to Certificate of Designations of Staktek Holdings, Inc.